Exhibit 99.1

For Immediate Release

University of Dusseldorf Treats First Patient with New BSD-2000/3D/MR Hyperthermia System by BSD Medical Corporation

SALT LAKE CITY—December  23, 2008— BSD Medical Corporation (NASDAQ: BSDM) today announced that the first patient, a 13-year old boy, has been treated using a BSD 2000/3D/MR Hyperthermia System at the Heinrich Heine University of Dusseldorf.  The new system utilizes sophisticated treatment applicators that were specifically designed for pediatric treatments.   The new system was designed to deliver hyperthermia therapy while simultaneously monitoring the treatment using magnetic resonance imaging (MRI. The purchase of the system was made possible by a multi-million Euro donation from the Parents’ Initiative Pediatric Cancer Clinic.

For more than ten years the Dusseldorf pediatric oncology department has pioneered the application of hyperthermia therapy for treating children’s cancers using a standard BSD-2000 for the treatment of soft tissue sarcomas and germ cell tumors. The new BSD-2000/3D/MR system enhances the treatment capabilities of the clinic.  The objectives in using hyperthermia therapy to treat children are: “(1) improvement of local tumor control, (2) avoidance of mutilating surgery and (3) improvement of survival,” according to Dr. Rudiger Wessalowski, Associate Professor at the Clinic of Pediatric Oncology and head of the University’s hyperthermia program. Professor Wessalowski has noted that for certain pediatric cancers, standard therapies are often not effective, and relapse therapy is often either not effective or not available. “This is why young patients from all over Germany and from clinics abroad are transferred to the Dusseldorf center,” according to a press release issued by the University of Dusseldorf.

The BSD-2000/3D/MR system integrates a BSD-2000/3D Deep Regional Hyperthermia System with a Siemens 1.5 Tesla Magnetic Resonance Imaging (MRI) system. The system has been developed in cooperation with Siemens Healthcare and bears the CE mark approval of the European Union; as is the case with the University Medical Schools of Erlangen, Charite Berlin and Grosshadern Munich, making this the fourth BSD-2000/3D/MR cancer treatment system in Germany. “What makes this unit special is the combination of MRI with a device for administering thermal therapy to the tumor region. This new unit allows a precise imaging of the diseased, affected tissue as well as the neighboring healthy tissue—even in children with small tumors,” according to a press release by the Dusseldorf University Medical School.

The Heinrich Heine University of Dusseldorf is named after the German poet and political thinker, Heinrich Heine, who was born in Dusseldorf in 1797. With an enrollment of over 18,000, the university offers faculties of law, medicine, philosophy, mathematics, natural sciences and economics.

About BSD Medical Corporation

BSD Medical Corp. is the leading developer of systems used to deliver precision-focused microwave/RF energy to diseased sites in the body, including cancer.  Its treatments are used to kill cancer directly and increase the effectiveness of companion radiation treatments for certain tumors.  For further information visit BSD Medical's website at www.BSDMedical.com.

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